Exhibit 99.6

RESIGNATION OF OFFICER

The undersigned hereby resigns from all positions as officer and employee of Nature Vision, Inc. (and any subsidiaries of Nature Vision, Inc. of which the undersigned is an officer or employee) to be effective immediately following the closing on the 2009 sale of certain shares of Nature Vision, Inc. capital stock to Swordfish Financial, Inc.

/s/ Robert P. King
Robert P. King (printed name)